Exhibit 99.1

Paltalk Holdings Announces Judge Enters Final Judgment in Connection with Cisco Jury Verdict

Jericho, NY – October 11, 2024 (GLOBE NEWSWIRE) -- via NewMediaWire -- Paltalk, Inc. (“Paltalk,” the “Company,” “we,” our,” or “us”) (NASDAQ: PALT), announced today that on October 8, 2024, an order granting a motion for final judgment (the “Final Judgment”) was entered into in the District Court for the Western District of Texas (the “Court”) in connection with the Company’s patent infringement lawsuit (the “Lawsuit”) against Cisco Systems, Inc. (“Cisco”).

As previously disclosed, on July 23, 2021, Paltalk Holdings, Inc., a wholly owned subsidiary of the Company, filed the Lawsuit against Cisco in the Court, pursuant to which the Company alleged that certain of Cisco’s products infringed U.S. Patent No. 6,683,858, and that the Company was entitled to damages. On August 29, 2024, the jury awarded the Company $65.7 million (the “Award”) in connection with the Lawsuit.

The Final Judgment, which was signed by Judge Alan D. Albright, was entered in favor of the Company in the amount of the Award and starts the time for filing any post-trial motions or appeal.

The exact amount of the Award proceeds to be received by the Company will be determined based on a number of factors and will reflect the deduction of significant litigation-related expenses, including legal fees. Consequently, the Company estimates that it would receive no more than one third of the gross proceeds in connection with the Award, subject to post-trial proceedings (including any potential appellate proceedings by Cisco).

Paltalk holds 8 issued US Patents that the Company will continue to vigorously defend.

ABOUT PALTALK, INC. (Nasdaq: PALT)

Paltalk, Inc. is a communications software innovator that powers multimedia social applications. Our product portfolio includes Paltalk and Camfrog, which together host a large collection of video-based communities. Our other products include ManyCam, Tinychat and Vumber. The Company has an over 20-year history of technology innovation and holds 8 patents. For more information, please visit: http://www.paltalk.com.

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Investor Contacts:

IR@paltalk.com

Clearthink

nyc@clearthink.capital

(917) 658-7878